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                                                               Exhibit 10.11

                 AGREEMENT OF EMPLOYMENT TERMINATION AND RELEASE


         THIS AGREEMENT OF EMPLOYMENT TERMINATION AND RELEASE ("Agreement") is made as of July 2, 1995, by and between NATIONAL INSURANCE GROUP, a California corporation, FASTRAC SYSTEMS, INC., a California corporation, FASTRAC SYSTEMS, INC. INSURANCE AGENT & BROKER, formerly Mark A. Speizer & Co., Inc., a California corporation, GREAT PACIFIC INSURANCE COMPANY, a California corporation and PINNACLE DATA CORPORATION, ("Pinnacle") a California corporation (collectively "Employer") and Douglas Harold Helm, an individual ("Helm").


                                    RECITALS


A. Helm and Employer entered into an agreement dated January 1, 1990 ("Employment Agreement") whereby Helm was employed by Employer and appointed its Executive Vice President of Sales and Marketing.

B. The Employment Agreement has been terminated in accordance with its terms.

C. Certain differences have arisen between the parties regarding the commissions to which Helm should be entitled under the Employment Agreement.

D. The parties wish to settle and resolve these as well as any other differences that exist or may arise between them.


                                    AGREEMENT


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT AGREEMENT TERMINATION DATE. Helm acknowledges and agrees that the Employment Agreement was terminated effective as of the close of business December 31, 1994, and that the termination was effected in the following manner: The original Term of the Employment Agreement was automatically renewed for an additional one year period beyond its scheduled expiration date of December 31, 1993. Employer then provided Helm with a Termination Notice pursuant to Section 2.02 of said Agreement. Such Notice was given by Employer and received by Helm in excess of one hundred and eighty (180) days prior to the scheduled expiration date of said renewal period and no new written agreement was executed or substituted between the parties.

2. EXTENDED EMPLOYMENT PERIOD. Employer continued to employ and pay Helm on a full time basis following termination of the Employment Agreement during the period from January 1, 1995 through and including July 1, 1995 ("Extended Employment Period") while new employment terms were being negotiated.

3.       CONTINUING COMMISSION COMPENSATION.

         3.1 Employment Agreement. Employer confirms the right of Helm to continue to receive commissions on the terms set forth in Section 5.04 of the Employment Agreement and each party acknowledges and agrees that the three year period specified therein commenced on January 1, 1995. The parties agree that commissions payable pursuant to Sections 3.02 and 5.04 of the Employment Agreement on Inquiry Agreements shall be calculated from Net Sales Revenue for all existing, renewal, replacement and new business from the Accounts listed on Schedule A and from the successors, assigns, affiliates, subsidiaries, joint venture partners and parents of the Accounts listed on Schedule A.

         3.2 Extended Employment Period. Employer acknowledges that a number of Inquiry Agreements were executed between new customers and Pinnacle during the Extended Employment Period. These new accounts are set forth fully in the list of Extended Period Accounts attached hereto and incorporated herein as Schedule B ("New Accounts").

             3.2.1 Helm acknowledges receipt of payment during the Extended Employment Period of (i) a salary of $4,615 per bi-weekly pay period, and a commission of four percent (4%) of the Net Sales Revenue, as defined in Section
3.02 of the Employment Agreement, for the New Accounts.

             3.2.2 Subject to the performance by Helm of his obligations described in Section 5, Employer agrees to pay Helm a commission in the amount of seven percent (7%) of the Net Sales Revenue from Inquiry Agreements received by Employer from New Accounts during the period from July 2, 1995 through December 31, 1995. Such commissions shall be paid on Net Sales Revenues received during the period from July 2, 1995 through December 31, 1995 on such New Accounts.



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4.       PAYMENT OF CONTINUING COMMISSIONS. Employer shall pay commissions due pursuant to Section 3 of this Agreement no later than one month following the end of the month during which the relevant commission revenues were received and earned by Employer.

5. POST JULY 1 EMPLOYMENT. During the period from July 2, 1995 through December 31, 1995 ("Post-July Period"), Helm shall continue as an employee of Employer and shall perform services for Employer at the rate, averaged over the entire Post-July Period, of not less than two (2) days per calendar week. The actual schedule for performance shall be established by mutual agreement between Employer and Employee and Helm's outside employment shall be reasonably accommodated. Helm shall be deemed to have performed services on any day during the Post-July Period for which he was scheduled to perform services, but is precluded by bona fide illness or injury, jury duty, witness service in any proceeding where his attendance is compelled by subpoena or other process, legitimate family or personal complications such as illness or death of family members, and any other legitimate reason other than outside employment. Federal holdays shall also be deemed days on which services were performed. During this period:

         5.1 Helm shall not be due any salary for this period;


         5.2 Helm shall continue to be and to hold the title of Executive Vice President of Employer;


         5.3 Unless expressly modified or discontinued by this Agreement, Helm's compensation, benefits and perquisites as set forth in Article III o the Employment Agreement or through other instruments or practices applicable to Helm's employment under the Employment Agreement shall continue unabated for the Post-July Period. Section 3.08 C (Vacation) and D (Relocation) and Section 3.09 A (Automobile) are discontinued, effective July 2, 1995.

         5.4 At any time after the Effective Date of this Agreement, Helm may resign at any time for any reason with or without cause upon written notice to Employer. Helm's resignation shall terminate his right under Section 3.2.2. of this Agreement to commissions on Net Sales Revenue received after the date of his resignation. Employer may determine at any tie and for any or no reason to discontinue its acceptance of service from Helm and to cancel his appointment as Executive Vice President; however, Employer shall expressly not have the right to terminate Helm's Employment prior to December 31, 1995, or deny him any consideration or benefits provided by this Agreement or already accrued by the Employment Agreement. In the event of Helm's death, disability or incapacity on or before December 31, 1995 Helm shall be, as of such date, deemed to have performed this Agreement fully through December 31, 1995.

6. CALENDAR YEAR 1996 CONSULTING. To the extent reasonably requested to do so by Employer during the period January 1, 1996 through December 31, 1996, Helm agrees to perform consulting services for Employer relating to matters on which he worked during his employment by Employer. Helm shall be compensated for such services at the rate of Eight Hundred Fifty Dollars ($850) per day.

7. NO NEW WRITTEN AGREEMENT OR SUBSTITUTION. Neither this Agreement nor the provisions hereof relating to the Extended Employment Period and/or the post July 1, 1995 employment and consulting period shall be deemed to be a new written agreement executed or otherwise substituted between the parties for purposes of Sections 2.02 and Article V of the Employment Agreement.

8.       GENERAL MUTUAL RELEASE.

         8.1 Release by Helm.

             8.1.1 Subject to the obligations of Employer set forth in this Agreement of Employment Termination and Release, which are not released hereby, the adequacy of which is hereby acknowledged, Helm, for himself and his heirs, executors, administrators, successors, assigns and legal representatives, hereby fully releases and forever discharges Employer, its current and future affiliate and parent companies, and individually and collectively, personally and professionally, the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors, assigns, and all other persons or entities connected with Employer and its current and future affiliate and parent companies, from any and all claims, demands, deficiencies, levies, assessments, executions, costs, expenses, damages, liabilities, debts, rights, contracts, losses, obligations, actions, inactions, causes of action, attorney's fees and benefits, of any kind or character whatsoever (collectively "Claims"), arising in law or in equity, whether known or unknown, suspected or unsuspected, directly or indirectly, that he has ever had, now has or may now have against them, and/or any of them, including, without limitation, all Claims directly or indirectly related to or arising out of Helm's employment as an employee and officer of Employer and/or the termination of that employment, whether arising in tort or contract, including, without limitation, any Claims for breach of express or implied contract, for further monetary compensation by way of additional salary, commissions and/or bonus allegedly due him by reason of that employment, and/or all other Claims, based on common law, federal and/or state statute, including, without limitation, Claims arising under Age Discrimination in Employment Act (29 U.S.C Section 621, et seq.).

             8.1.2 Helm further understands and expressly agrees that this Agreement of Employment Termination and Release specifically extends to all Claims, whether known or unknown, and he expressly waives the benefits of
Section 1542 of the California Civil Code, which provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

             8.1.3 Helm acknowledges that he will not be able to bring suit against anybody ever again based on any of the Claims being released hereunder after signing this Agreement of Employment Termination and Release and receiving all agreed upon consideration described in Section 3.2 hereof.



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             8.1.4 Notwithstanding the foregoing, this Agreement of Employment
Termination and Release shall not : (i) release or waive the Employer's obligation to indemnify Helm in accordance with the California Corporations Code, Employer's by-laws and/or any written agreement between Helm and Employer relating to such indemnification obligations dated prior to the Effective Date of this Agreement, or (ii) relieve or limit the provision to Helm of insurance providing such indemnification, defense and costs by any insurance company or facility.

         8.2 Release by Employer. Employer, for itself, and its current and future affiliate and parent companies, and the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors and assigns, hereby releases and forever discharges Helm, his heirs, executors, administrators, successors, assigns and legal representatives, from all Claims, arising in law or in equity, whether known or unknown, suspected or unsuspected, directly or indirectly, that Employer has ever had, now has or may now have against Helm for any action, inaction, error or omission as an officer and/or employee of Employer, including, without limitation, all Claims directly or indirectly related to or arising out of Helm's employment by Employer as an officer and employee and/or the termination of that employment, whether arising in tort or contract. Employer acknowledges that after signing this Agreement of Employment Termination and Release, it will not be able to bring suit against Helm based on any of the Claims being released hereunder. Employer further understands and expressly agrees that this Agreement of Employment Termination and Release specifically extends to all Claims, whether known or unknown, and he expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

9. COVENANT NOT TO SUE. Helm represents that he has not filed any complaints, claims and/or actions against Employer, its officers, agents, directors, supervisors, employees and/or representatives with any state, federal, or local agency or court. Employer represents that it has not filed any complaints, claims and/or actions against Helm with any state, federal, or local agency or court. Employer and Helm each covenant and agree that they will not bring, commence, institute, maintain, prosecute or voluntarily aid any action at law or proceeding in equity, or otherwise prosecute or sue the other party, either affirmatively or by way of cross-complaint, defense or counterclaim or in any other manner, or at all, on any alleged Claims being released hereunder. In the event of any breach of this Section 9, a cause of action shall be deemed to have accrued immediately upon the commencement of any action or other proceeding described herein, and in such event, this Agreement of Employment Termination and Release may be pled as a full and complete defense thereto, as the basis for abatement of or injunction against said action or other proceeding, and as a basis of a cross complaint for damages therein.

10.      HELM'S REPRESENTATIONS.

         10.1 Helm agrees that the payments described in Section 3 of this Agreement of Employment Termination and Release, as well as any compensation for consulting services pursuant to Section 6 hereof shall constitute the entire amount of financial and other consideration provided to him under this Agreement of Employment Termination and Release and that, except for the indemnification and right to insurance pursuant to Section 8.1.4 hereof, he will not seek, and shall not be entitled to seek, any further compensation for any other claimed damage, costs and/or attorneys' fees in connection with the matters encompassed in this Agreement of Employment Termination and Release.

         10.2 Helm acknowledges and agrees that Employer has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement of Employment Termination and Release and/or the tax treatment of this Agreement of Employment Termination and Release.

         10.3 Helm acknowledges that Employer has specifically advised him to consult with an attorney in order to review this Agreement of Employment Termination and Release and advise Helm of his rights concerning it, and that he has done so.

         10.4 Helm expressly acknowledges and warrants that he has read and fully understands this Agreement of Employment Termination and Release; that he has had the opportunity to consult with legal counsel of his own choosing in order to have the terms and conditions of this Agreement of Employment Termination and Release fully explained to him; that he is not executing this Agreement of Employment Termination and Release in reliance on any promises, representations or inducements other than those set forth herein; that he understands he is giving up legal rights by signing this Agreement of Employment Termination and Release; and that he is executing it voluntarily, free of any duress or coercion, after due deliberation and with a full understanding of what it means to do so.

         10.5 Helm represents and warrants that he has not assigned, transferred, sold, hypothecated, mortgaged, rented, leased, joint ventured, encumbered, converted or in any other way conveyed, in whole or in part, any of the Claims released by him herein.

11. COSTS OF ENFORCEMENT. It is further understood and agreed that if, at any time, a violation of any term of this Agreement of Employment Termination and Release is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including, but not limited to, damages, from any court of competent jurisdiction. The parties agree that if either one of them initiates legal action to enforce any of the terms, conditions or provisions of this Agreement of Employment Termination and Release, or for any breach of it, the prevailing party in that action will be entitled to his or its reasonable costs and attorneys' fees incurred in pursuing that action.

12. RELIANCE; INTERPRETATION. The parties hereto represent and acknowledge that in executing this Agreement of Employment Termination and Release they do not rely and have not relied upon any representation or statement made by any of the other parties or by any of the other parties' agents, attorneys or representative with regard to the subject matter, basis, or effect of this Agreement of Employment Termination and Release or otherwise, other than those specifically stated in this written Agreement of Employment Termination



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and Release. This Agreement of Employment Termination and Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement of Employment Termination and Release shall be construed as if each party hereto was its author and each party hereby adopts the language of this Agreement of Employment Termination and Release as if it were his, her or its own. The captions to this Agreement and its sections, subsections, tables and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection table or exhibit. Should any provision of this Agreement of Employment Termination and Release be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be a part of this Agreement of Employment Termination and Release.

13. COVENANT TO NOT COMPETE WITH EMPLOYER. Helm agrees to refrain from directly or indirectly competing with and/or assisting others in competing with Employer and/or soliciting and/or accepting business with respect to products and/or services competitive with those of Employer in the greater Los Angeles, Orange County, San Diego, San Francisco and Sacramento metropolitan ares of California; Harris and Garland counties in Texas; Broward County, Florida; Cook County, Illinois; Cherokee County, Georgia; New York, New York; Boston, Massachusetts; Detroit, Michigan; Philadelphia, Pennsylvania and Cincinnati, Ohio for a period ending December 31, 1996. Helm further agrees that he will not hire, or attempt to hire any employees of Employer during such period without Employer's prior written consent.

14.      MISCELLANEOUS.

         14.1 Assignment. Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of Employer to another corporation, partnership or person ("Entity"), or upon the merger or consolidation of Employer with another Entity, this Agreement shall inure to the benefit of, and be binding upon, both Helm and the Entity purchasing such assets, business, or goodwill, or surviving such merger or resulting from such consolidation, as the case may be, in the same manner and to the same extent as though such other Entity were the Employer.

         14.2 Governing Law. All matters concerning the validity and interpretation of and performance under this Agreement, in law and equity, shall be governed by the laws of the State of California, including without limitation, those relating to conflict of laws. Any lawsuit or action brought by any of the parties hereto, shall be filed and adjudicated in San Mateo County, California.

         14.3 Effect of Death. In the event of the death of Helm during the term of this Agreement, Helm designates his Spouse by marriage to be entitled to receive any compensation paid under this Agreement. Helm may change such designation at any time, but such change must be in writing executed by the parties to this Agreement.

         14.4 Agreement to Be Bound. This Agreement shall be binding not only upon the parties hereto, but also upon their successors or assigns; and the parties hereto agree, for themselves and their successors or assigns, to execute any instrument and to perform any acts which may be necessary or proper to carry out the purpose of this Agreement. Nothing in this Section 14.4 shall be construed to change or nullify Section 14.1 of this Agreement.

         14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed an original, and all of which together shall be one and the same instrument.

         14.6 Notices. All communications required or permitted to be made under this Agreement of Employment Termination and Release shall be in writing and either shall be delivered personally or sent by United States Postal Service certified or registered mail, postage prepaid and return receipt requested, to the address or addresses set forth below, or to such other address or addresses as a party may notify another party pursuant to this Section. Any such communication shall be deemed to be properly given (i) if delivered personally, upon written acknowledgement of receipt after delivery to the address specified; or (ii) if posted, the earlier of the actual date of delivery, as set forth in the return receipt, or three (3) days from the date posted pursuant to the foregoing. The address for each party is as follows:

         To Employer:

         National Insurance Group
         395 Oyster Point Boulevard
         Suite 500
         South San Francisco, California  94080-1933
         Attention: Chief Executive Officer

         To Helm:

         Mr. Douglas Harold Helm
         565 Hayne Road
         Hillsborough, California  94010

         14.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior written or oral agreement between the parties, and may not be changed, extended or terminated orally. No change, extension, termination or attempted waiver of any part of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of
Employment Termination and Release and agree to enter into and be bound by the provisions hereof as of the Effective Date.

WITNESS:

By:                                        By: /s/ Douglas H. Helm
    ----------------------------               -------------------------------
                                                  Douglas H. Helm


                                           NATIONAL INSURANCE GROUP
WITNESS:

By:                                        By: /s/ Mark A. Speizer
    ----------------------------               -------------------------------
                                                   Mark A. Speizer
                                                   President


                                           FASTRAC SYSTEMS, INC.
WITNESS:

By:                                        By: /s/ Mark A. Speizer
    ----------------------------               -------------------------------
                                                   Mark A. Speizer
                                                   President


                                           FASTRAC SYSTEMS, INC. INSURANCE
                                           AGENT & BROKER
WITNESS:

By:                                        By: /s/ Mark A. Speizer
    ----------------------------               -------------------------------
                                                   Mark A. Speizer
                                                   President


                                           GREAT PACIFIC INSURANCE COMPANY
WITNESS:

By:                                        By: /s/ Mark A. Speizer
    ----------------------------               -------------------------------
                                                   Mark A. Speizer
                                                   President


                                           PINNACLE DATA CORPORATION
WITNESS:

By:                                        By: /s/ Mark A. Speizer
    ----------------------------               -------------------------------
                                                   Mark A. Speizer
                                                   President



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Colleen Helm signs this Agreement of Employment Termination and Release for the purpose of waiving her community property interest in the Claims being released and agrees that she herself is to be personally bound by the terms and conditions of this Agreement of Employment Termination and Release in accordance with its terms and conditions, including, without limitation the Release set forth in Section 13.1 and the Covenant not to Sue set forth in Section 9.

                                          By: /s/ Colleen Helm
                                              --------------------------------
                                              Colleen Helm


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